UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2024

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5220 Spring Valley Road, Suite 500

Dallas, TX 75254

(Address of principal executive offices)

(949) 281-2606

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Loan and Security Agreement and Issuance of Secured Promissory Note

On October 31, 2024, Vivakor, Inc. (the “Company”), as the borrower, and certain of its subsidiaries, being Vivaventures Management Company, Inc., Vivaventures Oil Sands, Inc., Silver Fuels Delhi, LLC, White Claw Colorado City, LLC, Vivaventures Remediation Corporation, Vivaventures Energy Group, Inc., Endeavor Crude, LLC, and Meridian Equipment Leasing, LLC, and Silver Fuels Processing, LLC, as guarantors (collectively, the “Guarantors” or “Subsidiaries”, as context requires), Cedarview Opportunities Master Fund LP, as the lender (the “Lender”); and Cedarview Capital Management, LLC, as the agent (the “Agent”), entered into a Loan and Security Agreement (the “Loan Agreement”).

Pursuant to the Loan Agreement, the Company issued a secured promissory note (the “Note”) in the principal amount of $3,670,160.77, and the Lenders agreed to provide such term loan to the Company (the “Term Loan”) with maturity on October 31, 2025. On November 5 and 6, 2024 (the “Closing Date”), the Company received the net proceeds from the Term Loan less (i) a 3% origination fee, and (ii) repayment of $2,000,000 in outstanding principal, $68,009 in accrued interest, and a $242,991 prepayment fee pursuant to that certain Loan and Security Agreement dated February 5, 2024, by and between the Company, as borrower thereunder, certain of its Subsidiaries, as guarantors thereunder, and Lender and Agent.

The amounts borrowed under the Loan Agreement will bear interest at a rate per annum of 22%. The Company will also pay be obligated to make monthly payments of $343,506.42 beginning November 30, 2024.

In the event of any prepayment, the Company shall pay a prepayment premium in the amount of ten percent (10%) of the principal amount of the Term Loan outstanding prior to such prepayment. Notwithstanding the foregoing, if and when the Company raises in the aggregate $10,000,000 or more from the sale of its equity in sales (other than in connection with any acquisition, merger, or like transaction), the Company shall immediately offer to prepay the entire outstanding balance of the Term Loan, which offer may be accepted or rejected by the Agent.

The amounts borrowed pursuant to the terms of the Loan Agreement are secured by substantially all of the present and after-acquired assets of the Company and the Subsidiaries, except for certain after-acquired assets that as provided by the Term Loan. Additionally, the Company’s obligations under the Loan Agreement are jointly and severally guaranteed by substantially all of the Subsidiaries.

The Loan Agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type. The closing was subject to customary closing conditions.

In connection with the Loan Agreement, and as additional consideration for the Lender agreeing to loan funds to the Company thereunder, the Company issued an irrevocable letter to its transfer agent (the “Transfer Agent”) to reserve 3,000,000 shares of the Company’s common stock (the “Collateral Securities”) until the Term Loan is repaid in full. In the event the Term Loan is not paid in full by the Maturity Date, the Agent may instruct the Transfer Agent to issue the Collateral Securities to the Agent, which the Agent may then sell until such time the amounts due under the Term Loan are repaid in full, after which any shares of Collateral Securities remaining shall be returned to the Company.

The Company issued to the Lender 300,000 shares of the Company’s common stock, restricted in accordance with Rule 144, as additional consideration for the Term Loan.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the agreements in connection with the Loan Agreement, and such description is qualified in its entirety by reference to the full text of the Loan Agreement and its exhibits are attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required by this Item 3.02, the information contained in Item 1.01 is incorporated herein by reference. The Company relied on the exemption provided for under Section 4(a)(2) of the Securities Act for the issuance of the 300,000 restricted shares of its common stock as the investor is an accredited investor and familiar with the Company’s operations.

Item 99.1.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Title
10.1	Loan and Security Agreement dated October 31, 2024, by and among Vivakor, Inc., as borrower, and Cedarview Capital Management, LLC, as agent, et al.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: November 6, 2024	By:	/s/ James H. Ballengee
		Name:	James H. Ballengee
		Title:	Chairman, President & CEO

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